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Wheeling - Pittsburgh Corporation

(Name of Registrant as Specified In Its Charter)

Esmark Incorporated

Bouchard Group, L.L.C.

Franklin Mutual Advisers, LLC

James P. Bouchard

Craig T. Bouchard

Albert G. Adkins

Clark Burrus

C. Frederick Fetterolf

James V. Koch

George Muñoz

Joseph Peduzzi

James A. Todd

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The following article will be posted to Esmark’s website at http//www.esmark.com. Esmark has not received the consent of the author or the publication to use the news article as proxy soliciting material.

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August 16

Herald Star (Steubenville, Ohio) –

Esmark CEO Will Work for $1

*    *    *

Herald Star (Steubenville, Ohio)

Esmark CEO will work for $1

By PAUL GIANNAMORE, business editor

Wednesday, August 16, 2006

CHICAGO — Esmark’s president and co-founder says if stockholders agree, he’d take $1 year in salary and the rest in stock as an indication of his belief in his takeover target, Wheeling-Pittsburgh Steel Corp.

James P. Bouchard, chief executive officer and chairman of Esmark, said during a telephone interview Tuesday that he believes the stock of an Esmark-owned Wheeling-Pittsburgh Steel Corp. will rise. He said if stockholders agree, he would accept a deal based on stock value.

“I will do something similar to what Lee Iacocca did,” he said, referring to the retired Chrysler chairman who pulled the company back from the brink of bankruptcy in the 1980s. “I will work for $1 a year and take all of my salary in Wheeling-Pittsburgh stock. My salary is less than (Wheeling-Pitt Chairman and CEO) Jim Bradley’s today and it will be less than his.

“I will take it all in stock and work for $1 for the next couple of years while we turn this thing around. I believe in the company to the point where I believe the stock will go up,” Bouchard said Tuesday.

He had been responding to a question about golden parachutes for executives of Wheeling-Pitt, given the announcement last week of a new pension system for the company’s leadership, as well as some management salary increases.

“The company is not very profitable and had one marginal quarter compared with their peers. The workers who gave up 30 percent of their wages aren’t getting their raises back. It’s not fair,” Bouchard said. The executives, he said, “will walk with a nice chunk of change and haven’t managed the company all that well.”

Bouchard calculates the ouster of top Wheeling-Pitt managers in the event of a takeover would cost as much as $5 million or $6 million.

“I’d like to plow that money back into the company rather than into the golden parachutes. It’s very unfortunate,” he said.

The United Steelworkers of America has sided with Bouchard’s Esmark in its takeover attempt, saying Monday it would use all means at its disposal to oppose Wheeling-Pitt’s proposed strategic alliance with Brazil’s Companhia Siderurgica Nacional.

The union has said Wheeling-Pitt did not provide details of its talks with CSN prior to making the proposed deal public Aug. 3.

It has filed a grievance against Wheeling-Pitt, alleging breach of contract for accepting a CSN proposal before giving the Steelworkers a similar amount of time to mount a counterbid, as provided in the union contract.

USW District 1 Director Dave McCall said Monday Wheeling-Pitt should be giving the union until Feb. 5, not Sept. 8 as he said the company has requested.

Wheeling-Pitt has not made comment on the USW’s statement, which was given to Bradley. If the union is successful, it could delay a Wheeling-Pitt/CSN deal until after the Nov. 17 shareholders’ meeting in Pittsburgh, where Esmark plans to present its slate of officers who would then kick out top management and effect Esmark ownership.

Bradley has said Esmark’s offer does not include a clear investment strategy for the mills and much of its capital would be used in a stock repurchase after a takeover. He also has contended that Esmark’s managers have a limited track record in management of the steel production end of the business.

Bouchard strongly disagreed, noting that the man in charge of Wheeling-Pitt’s operations after an Esmark purchase of the company would be John Goodwin, a steel plant turnaround artist who improved production and reduced costs at the U.S. Steel Mon Valley Works and at the Gary, Ind., Works.

Bouchard said Goodwin put together a team that drew together operations, commercial and financial elements to turn Gary into one of the lowest-cost steel operations in the world. Further, he said, Goodwin helped pull together the various elements of several bankrupt steelmakers to form ISG, before it was sold to Mittal Steel.

Bouchard also pointed out experience with electric steel production among the executives who would join the Esmark-run Wheeling-Pittsburgh, with Esmark’s previously announced partnership with Steel Dynamics to continue research, development and improvement for Wheeling-Pitt’s electric arc furnace. The furnace was the key to Wheeling-Pitt’s business plans in emerging from bankruptcy in 2003, allowing it to make steel from scrap or, if scrap prices are running high, to use its blast furnace/basic oxygen furnace to make steel with the fairly stable cost of iron ore as its main input. Goodwin, he said, has experience in increasing hot mill utilization at Gary and in the Mon Valley and Steel Dynamics can maximize the EAF production.

“Those are two of the biggest and most strategic assets Wheeling-Pitt owns,” Bouchard said.

Bouchard himself was responsible for the commercial side of the business for U.S. Steel in Europe, where he lived in Kosice, Slovak Republic. US Steel had acquired the Slovakian National Steel Co., and Bouchard has been credited throughout the steel industry for its successful restructuring.

Bouchard said Wheeling-Pitt would be a better situation than that had been.

“There were 17,000 union people at that facility,” he said of Kosice. “They had not been paid for awhile, there were no raises in years. Our team put in an excellent plan of operations, commercial and information technology, and I hand it to them. We put a great team together.

“What I’m saying is it can be done. I’ve lived it, breathed it, done it. That company had no money when we took it over. It was dead broke,” he said.

Wheeling-Pitt, he said, “actually has a lot more going for it on some of the fundamentals. Kosice had some better equipment, but the communications barriers were huge over there. Initially, all our conversations were through interpreters.”

Kosice, he said, has turned around and, with its large 3.8 million-ton capacity, will produce between $300 million and $400 million for U.S. Steel this year.

As for the USW taking Esmark’s side in the war for control of Wheeling-Pitt, Bouchard said he’s been open with the union throughout.

“We don’t believe there is any way to build a successful company without the Steelworkers involved in the infancy of the discussions,” Bouchard said.

He said no steel company in recent history of the domestic industry has been successful at a turnaround or survival without involvement of the Steelworkers.

Asked about Esmark’s prospects if the Steelworkers delay the CSN proposal until after the Nov. 17 shareholders’ meeting, Bouchard said, “Our board will run against their board. I think we have a much more fair board with a lot more experience in publicly traded metals companies such as Alcoa and Birmingham Steel, with a very strong financial component. It’s a very diverse board.”

Wheeling-Pitt spokesman Jim Kosowski said the company had no comment this morning on the USW’s or Bouchard’s statements.